Exhibit 4.22

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 35654

Details of the Licensee:

Closed Joint Stock Company

“Vostok-Zapad Telecom”

Location:

127083, Moscow, Ul. 8 Marta, 10, bldg. 2

Type of Services:

Voice transmission telecommunications services in the data transmission network

This License includes license terms on 2 pages

Term of validity of the License:	from September 05, 2003 to September 05, 2008

Services to be rendered as of
(no later than):	September 05, 2004

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 35654**

1. CJSC Vostok-Zapad Telecom (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than September 05, 2004.

3. The Licensee shall render telecommunications services in accordance with this License only in the territory of:

Komi Republic, Udmurt Republic;

Komi-Perm Autonomous Okrug, Khanty-Mansi Autonomous Okrug – Yugra, Yamal-Nenets Autonomous Okrug;

Kirov Oblast, Kurgan Oblast, Orenburg Oblast, Perm Oblast, Sverdlovsk Oblast, Tyumen Oblast, Chelyabinsk Oblast.

4. Under this License the Licensee shall provide the subscriber* with:

a) access to the Licensee’s telecommunications network;

b) connections within the Licensee’s data transmission network involving the user (terminal) equipment for voice data transmission;

c) access to voice data transmission telecommunications services rendered by other telecom operators whose networks are interconnected with the Licensee’s network.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the data transmission network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the data transmission network of the Licensee, recording and throughput of traffic in the data transmission network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for reissuance of License # 27744 dated September 5, 2003, without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

9. The Licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical methods of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the voice transmission telecommunications services in the data transmission network, and aimed at the increase of their customer value, if a separate license is not required therefor.
**	This License is issued to replace License No. 27744 dated September 05, 2003.

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[stamp]